Exhibit 99.1

MYOS Corporation Reports First Quarter 2013
Financial Results

CEDAR KNOLLS, NJ – May 14, 2013 - MYOS Corporation (OTCBB: MYOS), a company focused on the discovery, development and commercialization of muscle health nutritional supplements, functional foods, and therapeutic products, today announced its financial results for the first quarter ended March 31, 2013.

“Commercial penetration of MYO-X, our first product in the sports nutrition market, gained traction during the first quarter. Increasing monthly sales data indicate repeat purchases, leading retailers to expand the number of their outlets carrying our product,” said Peter Levy, President of MYOS. “The growth in our revenue is encouraging, but more importantly we remain focused on advancing our understanding of the science of muscle health.  Currently, we are moving forward on a number of important fronts including finalizing the protocols for our next two clinical studies, building our internal research capabilities and strengthening our supply chain. Longer term, we are focused on delivering high quality products, founded on a platform of carefully designed and well-executed discovery and clinical research.  Although we are in the early stage of developing our business, our near-term initiatives and long-term plans are intended to position MYOS to take advantage of a unique opportunity to fill the void between functional foods, vitamins and dietary supplements, and the traditional pharmaceutical and therapeutic industries.”

For the first quarter of 2013, the Company’s gross revenue was approximately $313,500 compared to gross revenue of approximately $33,000 for the first quarter of 2012 and gross revenue of approximately $200,100 for the fourth quarter of 2012. Net revenue for the first quarter of 2013 was approximately $277,400 compared to net revenue of $24,500 for the first quarter of 2012 and net revenue of approximately $177,000 for the fourth quarter of 2012. Net revenue reflects the deduction for an incentive savings to our exclusive distributor.

Gross revenue for the trailing twelve month period was approximately $1,223,400. Net revenue for the trailing twelve month period was approximately $1,164,600.

The loss from operations was approximately $(1.1) million for the first quarter of 2013 compared to approximately $(0.4) million for the first quarter of 2012 and approximately $(1.0) million for the fourth quarter of 2012. Net loss for the first quarter of 2013 was approximately $(1.1) million compared to approximately $(0.5) million for the first quarter of 2012 and approximately $(1.0) million for the fourth quarter of 2012. Basic and diluted net loss per share was $(0.01) for the first quarter of 2013 compared to $(0.01) for the first quarter of 2012 and $(0.01) for the fourth quarter of 2012. Per share results are based on weighted average shares outstanding of 114.8 million for the first quarter of 2013 compared to 71.5 million for the first quarter of 2012 and 109.8 million for the fourth quarter of 2012.

About MYOS Corporation

MYOS is a development stage company focused on the discovery, development and commercialization of products that improve human muscle health and performance.  MYOS is the owner of MYO-T12, the first clinically demonstrated natural myostatin inhibitor.  Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery.  MYO-T12 is manufactured to optimize biological activity, which MYOS believes has the potential to redefine existing standards for muscle health.  For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

Forward-Looking Statements

Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12 and its effects on myostatin inhibition including the two studies described herein, successfully achieving our plans described in this release, product and customer demand, the continued growth of repeat purchases, market acceptance of our products, the ability to create new products through research and development, the continued growth in revenue, the ability to generate the forecasted revenue stream and cash flow from sales of MYO-X, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth and expansion of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, the ability to strengthen our manufacturing relationships and reduce the costs of our products, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

For additional information contact:
Stephanie Prince/Jody Burfening
LHA
(212) 838-3777
sprince@lhai.com

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	March 31,
	2013	2012
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash	$3,166,238	$171,732
Accounts receivable	159,415	1,552
Inventories	109,460	517,729
Deferred financing cost	-	15,451
Prepaid expenses and other current assets	94,740	186,876
Total current assets	3,529,853	893,340

Fixed assets, net of accumulated depreciation	261,291	3,760
Intellectual property	2,000,000	2,000,000
Intangible assets	37,692	-

Total assets	$5,828,836	$2,897,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$237,131	$274,291
Convertible notes payable	-	400,000
Accrued interest	-	26,267
Accounts payable and accrued expenses - related parties	-	120,295
Notes payable - directors	-	99,500
Note Payable	-	7,500
Total current liabilities	237,131	927,853

Derivatives liability	129,550	894,098

Total liabilities	366,681	1,821,951

Stockholders' equity
Preferred stock, $.001 par value; 25,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $.001 par value, 300,000,000 shares authorized;
115,258,282 shares issued and outstanding at March 31, 2013
110,033,282 shares issued and outstanding at December 31, 2012	115,258	77,589
Additional paid-in capital	16,082,797	7,227,657
Deficit accumulated during development stage	(10,735,900)	(6,230,097)

Total stockholders' equity	5,462,155	1,075,149

Total liabilities and stockholders' equity	$5,828,836	$2,897,100

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$277,374	$24,541
Cost of sales	126,989	8,556
Gross profit	150,385	15,985

General and administrative expenses	1,242,444	439,009
Loss from operations	(1,092,059)	(423,024)

OTHER INCOME (EXPENSE)
Interest income	1,865	-
Interest expense	-	(23,748)
Value of warrants in excess of the amount of additional paid‑in capital received in the related private placement of restricted common stock	-	-
Change in fair value of warrants	-	(18,079)
Impairment charge ‑ intellectual property	-
Amortization of deferred financing costs	-	(34,000)
Gain on forgiveness of debt	-	-
	1,865	(75,827)

Net income (loss)	$(1,090,194)	$(498,851)

Weighted average number of common shares outstanding, basic and diluted	114,767,449	71,495,865

Basic and diluted net loss per share attributable to common stockholders	(0.01)	(0.01)